   As filed with the Securities and Exchange Commission on September 20, 1996.



                                                     REGISTRATION NO. 333-09987

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                                  PROCEPT, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                          04-2893483
               (State or other jurisdiction             (I.R.S. Employer
             of incorporation or organization)         Identification Number)


        840 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 491-1100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                 STANLEY C. ERCK
                      President and Chief Executive Officer
                                  Procept, Inc.
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (617) 491-1100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:

                            LYNNETTE C. FALLON, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

        Approximate date of commencement of proposed sale to the public:

   From time to time after the effective date of this Registration Statement.

                             ----------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ / If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/ If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                  PROCEPT, INC.

                        9,476,548 SHARES OF COMMON STOCK



     All of the 9,476,548 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock") of Procept, Inc. ("Procept" or the "Company") offered hereby are being offered by certain stockholders of the Company (the "Selling Stockholders"). 4,738,274 shares are currently held by the Selling Stockholders and 4,738,274 shares are issuable to the Selling Stockholders upon exercise of warrants to purchase shares of the Common Stock of the Company.

     The Shares may be offered and sold by the Selling Stockholders from time to time in open-market or privately-negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company.


     The Common Stock of the Company is listed for quotation on the Nasdaq National Market under the symbol PRCT. On September 18, 1996, the closing sale price of the Common Stock, as reported by Nasdaq, was $1.38 per share.


                            -----------------------

           AN INVESTMENT IN THE SECURITIES REGISTERED HEREBY INVOLVES
              A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.

                            -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized in connection with the offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.


                 The date of this Prospectus is September 20, 1996

                       TABLE OF CONTENTS

AVAILABLE INFORMATION...........................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................  3

RISK FACTORS....................................................  4

THE COMPANY..................................................... 10

SELLING STOCKHOLDERS............................................ 11

PLAN OF DISTRIBUTION............................................ 13

LEGALITY OF COMMON STOCK........................................ 14

EXPERTS......................................................... 14

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Suite 1300, 7 World Trade Center, New York, New York 10007 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information can also be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission's Web site (http: www.sec.gov).



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 0-21134), pursuant to the Exchange Act, are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on April 1, 1996.

          (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996, filed with the Commission on May 15, 1996.


          (c) The Company's Current Reports on Form 8-K, dated May 17, 1996 and September 9, 1996, filed with the Commission on May 28, 1996 and September 18, 1996, respectively.


          (d) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996, filed with the Commission on August 5, 1996.

          (e)  All other reports, if any, filed by the Company pursuant to
               Section 13(a) or 15(d) of the Exchange Act since the Annual Report referred to in paragraph (a) above.

          (f) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A, filed with the Commission on January 21, 1993, as amended by the Company's Registration Statements on Form 8-A/A, filed with the Commission on November 8, 1993 and February 7, 1994, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered upon written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, except for certain exhibits to such documents. Requests should be directed to Procept, Inc., 840 Memorial Drive, Cambridge, Massachusetts 02139,
Attention: Michael J. Higgins, Vice President, Finance and Chief Financial Officer, telephone (617) 491-1100.


                                  RISK FACTORS

An investment in the shares of Common Stock being offered by this Prospectus involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

EARLY STAGE OF PRODUCT DEVELOPMENT; UNCERTAINTY OF SUCCESSFUL COMMERCIALIZATION


        Since its inception the Company has generated no revenue from product sales. The Company's research and development programs are at an early stage. The Company's goal is to develop novel, highly specific, orally deliverable, small molecule drugs as treatments for certain major disorders of the immune system. Although the Company has identified compounds which it believes will have therapeutic value, there can be no assurance that additional products will be discovered or developed in the future. The products currently under development by the Company will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, prior to commercial use. Only one of the Company's product candidates has advanced to the clinical trial phase. The Company's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that the Company's therapeutic approach will not be successful; that any or all of the Company's potential products will be found to be unsafe, ineffective or toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the potential products, if safe and effective, will be difficult to develop into commercially viable products or to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or equivalent products.


HISTORICAL AND CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company is dependent upon research and development collaborations, external financings and interest income to provide working capital to pursue its intended business activities. There can be no assurance, however, that additional funding will be available from any of these sources or, if available, will be available on acceptable or affordable terms. The Company has not been profitable since inception and has incurred an accumulated deficit of $43,475,000 through June 30, 1996. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop drug candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to continued research and development efforts, preclinical and clinical testing and development of marketing, sales and production capabilities. In the next few years, the Company's revenues may be limited to amounts received under research or product development relationships that the Company has or may establish. There can be no assurance, however, that the Company will be able to establish any additional relationships on terms acceptable to the Company. The Company's future profitability is dependent on its ability to identify commercially viable products, to enter into agreements for product development and commercialization with corporate sponsors, to develop and obtain patent protection and regulatory approvals for its products and to develop the capability to manufacture and sell its products. There can be no assurance that the Company will successfully identify, develop, commercialize, patent, manufacture and market its products, obtain required regulatory approvals or ever achieve profitability.

ADDITIONAL FINANCING REQUIREMENTS; UNCERTAINTY OF AVAILABLE FUNDING


     The Company will require substantial additional funds for its research and product development programs, for operating expenses, for pursuing regulatory clearances, for building production, sales and marketing capabilities and for prosecuting and defending its intellectual property rights. The Company believes that its current cash funds and revenue from interest income and its sponsored research should be sufficient to fund its operating expenses and capital requirements as currently planned into the fourth quarter of 1997. The Company's actual cash requirements may vary materially from those now planned because of results of research and development, clinical trials, product testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the process of obtaining United States Food and Drug Administration ("FDA") or other regulatory approvals and other factors. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financing or collaborative or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require the Company to issue additional equity or to relinquish rights to certain technologies or product candidates that the Company would not otherwise issue or relinquish in order to continue independent operations.


UNCERTAINTY REGARDING SUCCESS OF CLINICAL TRIAL

     In September 1995, the Company initiated a Phase I/II clinical trial in the Netherlands of the Company's lead AIDS compound, PRO 2000, to test safety and efficacy in HIV-positive patients. This trial was suspended after investigators noted reversible side effects related to elevated liver enzymes and reduced platelet levels in these patients that exceeded the safety parameters set for the trial. Although none of these effects resulted in clinical events, the recurrence of such effects in later clinical trials may preclude dosing of PRO 2000 at levels sufficient to achieve anti-viral activity. In an effort to avoid the side effects observed in the initial Phase I/II clinical trial, the Company changed the dosing regimen from continuous intravenous infusion to daily bolus injections. The Company received approval from the Ethics Committee of the St. Pierre Hospital of the Free University of Brussels to begin a redesigned Phase I/II clinical trial in Belgium using the daily bolus injection dosing regimen. The Company commenced dosing in the redesigned trial in May 1996 and currently expects completion of the trial in the fourth quarter of 1996. There can be no assurance that the Company will not encounter side effects similar to those that occurred in the initial Phase I/II clinical trial or other problems that will cause it to delay or suspend the redesigned trial. In addition, there can be no assurance that the redesigned trial, if completed, will demonstrate that PRO 2000 is safe and effective.

COMPETITION AND TECHNOLOGICAL CHANGE

     Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Biotechnology and pharmaceutical companies are subject to rapid and significant technological change. Competition may increase as a result of potential advances in the commercial application of biotechnology and greater availability of capital for investment in these fields. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. There can be no assurance that the Company's products under development will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with bringing new drugs through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with significant protection against competitive products or otherwise be commercially valuable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There can be no assurance that any existing or future patents issued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated or circumvented by others. If the Company's product candidates are found to infringe upon the patents, or otherwise impermissible utilize the intellectual property of others, the Company's development, manufacture and sale of such product candidates could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses from third parties or otherwise obtain licenses to utilize patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all.

IMPACT OF GOVERNMENT REGULATION; PRODUCT CLEARANCE AND APPROVAL

     The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. The Company cannot yet accurately predict when it might first submit New Drug Applications for products for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products.

     The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals would adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities would be subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market and criminal prosecutions. Other violations of FDA requirements can result in similar penalties.

REIMBURSEMENT UNCERTAINTY

     Sales of the Company's product candidates will depend in part on the availability of reimbursement from third-party health care payors, such as government and private insurance plans. No assurance can be given that such reimbursement will be available or will permit price levels sufficient to realize an appropriate return on the Company's investment in product development.

HEALTH CARE REFORM

     Health care reform is an area subject to significant national attention and a priority of many governmental officials. Any reform measures, if adopted, could adversely affect the pricing of diagnostic and therapeutic products in the United States or the amount of reimbursement available from governmental agencies or third-party payors. The effect of these measures upon the Company cannot be predicted, but may have an adverse effect on the Company.

DEPENDENCE ON QUALIFIED PERSONNEL

     Since its inception, Dr. Ellis Reinherz has played a significant role in the Company's research efforts. Dr. Reinherz acts as a scientific advisor to the Company and is expected to remain in such capacity. Dr. Reinherz is a physician at the Dana-Farber Cancer Institute ("Dana-Farber") and is a member of the faculty of the Harvard Medical School. The regulations and policies of the Harvard University Faculty of Medicine (the "Faculty of Medicine") contain guidelines on conflicts of interest (the "Harvard Guidelines") that govern the relationship between a faculty member and a commercial enterprise with which he has a consulting arrangement or an ownership interest. Pursuant to the Harvard Guidelines, the Faculty of Medicine has determined to allow Dr. Reinherz to continue to conduct research in his Dana-Farber laboratory supported by the Company, conditional on the continuation of a research monitoring plan. If Dr. Reinherz were prohibited from continuing or for any other reason discontinued his relationship with the Company, the Company would be adversely affected.

     The Company is highly dependent upon the efforts of its senior management and scientific team, including its consultants. The loss of the services of one or more of these individuals might impede the achievement of the Company's development objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs.

DEPENDENCE ON SANDOZ AND OTHER COLLABORATORS

     The Company's sponsored research agreement with Sandoz Pharma Ltd. (the "Sandoz Agreement") initially provided for a three-year research program ending September 30, 1996 to identify and develop compounds that bind to CD4 and CD2 and their respective ligands as therapeutic agents for immune suppression. Pursuant to the Sandoz

Agreement as originally constituted, Procept could have received maximum aggregate payments of $17 million in license fees and research payments and $12 million in milestone payments as compounds discovered in the research program progressed through clinical development. Through June 30, 1996, Procept has received $14.2 million in license fees and research payments under the Sandoz Agreement.

     Effective as of September 1, 1995, the Sandoz Agreement was amended to focus the research program on compounds targeting CD4 and its ligand. In connection with this amendment, the research and license fees due for the third year of the research program were reduced from $5 million to $2.2 million. Procept remains eligible to receive $12 million in milestone payments as compounds discovered in the CD4 research program progress through clinical development. There can be no assurance, however, that compounds eligible for such milestones will be discovered or, if discovered, that such compounds will achieve the milestones specified. There can be no assurance that Sandoz will continue to fund the CD4 program beyond September 30, 1996 and if such funding is not continued, that the Company will be able to continue this program without a corporate collaborator or establish such a collaboration and, if established, that such a collaboration would be successful.

     In addition to the Sandoz Agreement, the Company has research collaborations in effect with several academic and governmental institutions. Although the Company believes parties to collaborative arrangements have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources which they devote to these activities will not be within the control of the Company. There can be no assurance that such parties will perform their obligations as expected or that any revenue will be derived from such arrangements.

UNCERTAINTY REGARDING FUTURE COLLABORATIONS

     The Company's product development programs focusing on T-cell receptors ("TCRs") and CD2 were previously funded under sponsored research agreements with E.R. Squibb & Sons, Inc. ("Bristol-Myers Squibb") and Sandoz, respectively. Funding from Bristol-Myers Squibb for the TCR program ceased upon the scheduled completion of the agreement in February 1995. Funding from Sandoz for the CD2 program ceased as of September 1, 1995 in connection with the amendment to the Sandoz Agreement.


     The Company is currently seeking a new corporate partner to assist in the development of each of the PRO 2000, PRO 2000 Gel, CD2 and small molecule immunosuppressive research programs. Although the Company currently plans to continue to fund each of these programs, there can be no assurance that the Company will be able to continue such programs without a partner or that the Company will be successful in establishing such collaborations and, if established, that such collaborations would lead to the development of commercially viable products.


LIMITED MANUFACTURING, MARKETING AND SALES CAPABILITY AND EXPERIENCE

     The Company has not yet invested in the development of manufacturing, marketing or sales capabilities. Although the Company has a sufficient supply of PRO 2000 to complete the redesigned Phase I/II trial, the Company lacks the facilities and personnel to manufacture products in accordance with current Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, Procept's ability to conduct human clinical testing with PRO 2000 and preclinical testing with the Company's other product candidates, if any, will be adversely affected, resulting in delays in the submission of products for regulatory approvals and in the initiation of new development programs, which in turn could materially impair the Company's competitive position and the possibility of achieving profitability. The Company also will need to hire additional personnel skilled in marketing and sales as it develops products with commercial potential. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities.

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

     The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's products in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's products, if any, that receive regulatory approval for commercial sale. The Company currently has limited product liability coverage for the clinical research use of its products, which management believes is customary for a Company with products at this stage of clinical development. The Company does not have product liability insurance for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not adversely affect the business or financial condition of the Company.

VOLATILITY OF SHARE PRICE; ABSENCE OF DIVIDENDS

     The market price of the Common Stock has been highly volatile. Publicity regarding actual or potential medical results relating to products under development by the Company and market conditions for emerging growth companies and biotechnology and pharmaceutical companies have had and may continue to have a significant impact on the price of the Common Stock. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, general regulatory developments affecting the Company's products, period-to-period fluctuations in financial results, and economic and other internal and external factors may also have a significant impact on the price of the Common Stock. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of Procept to raise capital through a public offering of its equity securities. As of August 1, 1996, the Company had approximately 13,403,328 shares of Common Stock outstanding.
Of these shares, the 2,415,000 shares sold in the Company's initial public offering in February 1994, the 2,350,000 shares sold in the Company's public offering in February 1996, 231,341 shares registered on Form S-8 and issued under the Company's stock option and purchase plans and the shares of Common Stock offered hereby are freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined under Rule 144 of the Securities Act. All of the remaining shares of Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares"), but are immediately eligible for sale in the public market in reliance upon Rule 144 and Rule 701 under the Securities Act, subject to the conditions imposed under Rule 144. Holders of approximately 3,959,258 Restricted Shares and approximately 875,234 shares issuable upon exercise of outstanding options and warrants have certain "piggyback" and demand registration rights with respect to such shares. Any substantial sale of restricted securities pursuant to Rule 144, Rule 701 or the exercise of the registration rights referred to above may have an adverse effect on the market price of the Common Stock. As of June 30, 1996, 1,027,377 shares of Common Stock (or 5.1% of the total number of shares outstanding on a fully diluted basis) were issuable upon the exercise of outstanding vested options and warrants at exercise prices ranging from $1.00 to $12.75 per share. The holders of such warrants and options are likely to exercise their securities at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the exercise thereof.

ANTI-TAKEOVER PROVISIONS

     Section 203 of the Delaware General Corporation Law contains certain provisions that may delay or prevent an attempt by a third party to acquire control of the Company.


                                   THE COMPANY


     Procept is a biopharmaceutical company engaged in the discovery and development of novel drugs for the treatment of immune system disorders (including autoimmune diseases and organ transplant rejection) and infectious diseases (including AIDS and tuberculosis). The Company is currently pursuing five principal research and product development programs in these areas. The lead product candidate from the Company's AIDS program, PRO 2000, has been approved for a redesigned Phase I/II clinical trial in HIV-positive patients. PRO 2000 Gel, also part of the Company's AIDS program, is expected to enter Phase I clinical studies during the fourth quarter of 1996. Under its second program, Procept is conducting preclinical studies with a series of small molecule compounds, analogs of a parent compound PIC 060, that have demonstrated significant immunosuppressive activity in animal models for organ transplant rejection and autoimmune diseases. The third program, sponsored under a research collaboration agreement with Sandoz Pharma Ltd., involves identifying and developing compounds that bind to the CD4 receptor on certain immune system T cells. The Company's remaining programs focus on two additional types of receptors found on T cells (CD2) and antigen-presenting cells (CD1), and are in earlier stages of preclinical development. These receptors play a central role in modulating the body's immune responses and are crucial to the initiation of immune system disorders. Therefore, the Company believes these receptors are critical targets for therapeutic intervention.


     Procept's knowledge of immune cell receptor biology is derived from pioneering research conducted by Dr. Ellis L. Reinherz, Chief, Laboratory of Immunobiology at the Dana-Farber Cancer Institute. The Company's drug development strategy combines this core knowledge with proprietary drug discovery technology to design novel, small molecule therapeutic products that bind specifically and with high affinity to their target receptors. The Company believes that compounds developed to block the disease-initiating events mediated by the Company's immune cell receptor targets should be highly selective and should not have the undesirable side effects associated with less specific drugs currently in use.





     Procept is targeting AIDS with its lead product candidate, PRO 2000. Existing AIDS treatments directly target the human immunodeficiency virus (HIV), which mutates at an extraordinarily high rate, leading to drug resistance. Unlike these treatments, PRO 2000 is designed to bind to CD4, which does not mutate, and to act as a molecular barrier to block HIV from infecting immune cells, including T cells and macrophages. The Company believes that therapeutics targeting CD4, such as PRO 2000, should, therefore, be less susceptible to drug resistance. Studies conducted by the Company and its collaborators, including researchers at the National Institutes of Health, have demonstrated in vitro that PRO 2000 prevents a wide range of laboratory and patient-isolated strains of HIV from infecting live human T cells. Procept successfully completed a European Phase I safety trial in May 1995, and commenced in May 1996 a redesigned Phase I/II dose-escalating study to examine the safety, tolerability and anti-viral activity of PRO 2000 in HIV-positive patients. The Company also believes that its PRO 2000 antiviral compound is well suited for development as a female-controlled topical product to help prevent HIV infection. Laboratory studies have shown that PRO 2000 is active against a wide range of HIV strains from both the developed and developing world. It is also active against other sexually transmitted disease pathogens such as herpes simplex virus type 2. Clinical studies in healthy female volunteers are expected to commence by the end of 1996.


     In addition to AIDS, Procept is targeting organ transplant rejection and autoimmune diseases, including rheumatoid arthritis, insulin-dependent diabetes and psoriasis, with its PIC 060 program. The small molecule compounds derived from PIC 060 (including the compound PRO 2844) have demonstrated significant immunosuppressive activity in animal models and are currently undergoing preclinical testing for toxicology, pharmacokinetics and oral availability. The Company is currently seeking a corporate partner to assist in the further development of this compound.



     The Company's intentions with respect to the further development of PRO 2000 Gel are forward looking statements, based on current management expectations. Factors that could cause such expectations to change, resulting in the delay or cancellation of the PRO 2000 research program and related preclinical and clinical studies include the following: the availability of financing for the Company's continued research operations; technical risks associated with the development of PRO 2000; changes in regulatory requirements; anticipated market acceptance of such new drug; and competitive factors and pricing pressures.



                              SELLING STOCKHOLDERS

     The Selling Stockholders are the holders of shares of Common Stock and warrants to purchase one share of Common Stock (the "Warrants") issued by the Company in a private placement of such securities in May 1996. One half of the Shares being offered by each Selling Stockholder hereunder has been issued or is issuable to the Selling Stockholder upon exercise of the Warrants.


     The following table sets forth the name of each Selling Stockholder and the number of Shares owned by each such holder. All of such Shares may be offered and sold by the Selling Stockholders in this offering. None of the Selling
Stockholders are record holders of any other shares of Common Stock.


SELLING STOCKHOLDER                                          NUMBER OF SHARES
- -------------------                                          ----------------

Raymond J. Anton                                                  81,842

The Aries Trust                                                  572,892

Aries Domestic Fund                                              245,526

David P. & Meredith C. Ash                                       163,684

Biotechnology Value Fund, L.P.                                   327,366

Jim Caudy                                                         40,922

Celestial Charitable Remainder Unitrust                          511,510

Frederick Chassman                                                40,922

Frank Chiarulli, M.D.                                             81,842

Judson Cooper                                                     81,842

Dartley Family Limited Partnership                                40,922

Jonathan T. Dawson                                                81,842

Nicholas DiFalco                                                  40,922

Ted & Eve Friedman, JTWROS                                       163,684



SELLING STOCKHOLDER                                          NUMBER OF SHARES
- -------------------                                          ----------------

William H. Fullerton III                                          40,922

David Gendal                                                      40,922

Robert H. Gurevitch                                               40,922

Thomas F. Hudak                                                   81,842

Investment 10 L.L.C.                                              69,566

Michael T. Jackson Trust                                          81,842

Michael G. Jesselson                                             409,208

Karfunkel Family Foundation                                      409,208

Scott & Amy Koppelman                                             40,922

Paula Kramer                                                      20,462

Philip Landers                                                    40,922

John H. Livens                                                    40,922

Joseph D. McKeown                                                 40,922

Morton & Zelda Michelson                                          40,922

Martin & Sandra Miller                                            20,462

John Murchison                                                    81,842

Tollef O. Nasby                                                   40,922

New York Life Insurance Company                                 1,227,622

Steven M. Oliviera                                               163,684

Amore Perpetilo, Inc.                                            163,684

Pequot Scout Fund, L.P.                                          500,000

Pharma/Health Fund                                               818,416

Alexander Pomper                                                  81,842

Porridge Partners II                                             163,684

David M. Rozen                                                   338,118

Evelyn Rickel Grantor Retirement Trust                            20,462

Kenneth T. Rickel                                                 40,922




SELLING STOCKHOLDER                                          NUMBER OF SHARES
- -------------------                                          ----------------

Robert Rickel Grantor Retirement Income
Trust                                                             20,462

Samaha Family Limited Partnership                                 40,922

Joshua D. & Eileen G. Schein                                      81,842

Yvonne M. Schell                                                  20,462

Stanley K. Shapiro                                                40,922

Chaim Sieger                                                     114,580

Silvia Stambler Stern                                             20,462

Richard B. Stone                                                  81,842

Ronald Suster                                                     81,842

Stanley K.C. Tam, M.D.                                           147,316

James R. Tompkins                                                 81,842

United Equities (Commodities) Company                            204,604

Venturetek, L.P.                                                 163,684

Westfield Performance Fund                                       327,366

Lance M. Willsey                                                  40,922

WPG Institutional Life Sciences Fund,
L.P.                                                             163,684

WPG Life Sciences Fund, L.P.                                     245,526

Martin Zabel                                                      20,462

Robert Zelin                                                      40,924
                                                               ---------
TOTAL                                                          9,476,548

                              PLAN OF DISTRIBUTION

     The Company has filed with the Commission the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time by the Selling Stockholders in open market or privately negotiated transactions. The Company has agreed to keep the Registration Statement effective until the earlier of (a) the last date that the public resale of any of the Shares is restricted by paragraph (d) of Rule 144 under the Securities Act or any successor provision and (b) the date that all the Shares have been sold under a registration statement or pursuant to Rule 144.

     The Company has been advised that the Selling Stockholders may sell the Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Each Selling Stockholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of Shares with respect to such Selling Stockholder and any legal, accounting or other expenses incurred. The Company will not receive any proceeds from sales of Shares.

     In the event of an underwritten public offering for the account of the Company, the Selling Stockholders may, upon the written request of the managing underwriter of such offering, be prohibited from selling any of the shares offered hereby for a period beginning 14 days prior to the effective date of the registration statement relating to such public offering and ending 90 days after such effective date.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.


                            LEGALITY OF COMMON STOCK

     The validity of the securities offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Peter Wirth and Lynnette Fallon, partners of Palmer & Dodge LLP, are the Secretary and Assistant Secretary, respectively, of the Company.


                                     EXPERTS

     The balance sheets as of December 31, 1995 and 1994 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated by reference in reliance on the report, which includes an explanatory paragraph regarding the existence of substantial doubt about the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be borne by the Company in connection with this offering are as follows:

        SEC registration fee........................         $  4,706
        Blue Sky fees and expenses..................         $  1,000
        Printing and photocopying expenses .......           $  1,000
        Accounting fees and expenses................         $  1,000
        Consulting fees.............................         $482,500
        Legal fees and expenses.....................         $ 10,000
        Escrow Agent fee............................         $  5,000
        Miscellaneous expenses......................         $  4,794


             Total..................................         $510,000

     All of the above figures, except the SEC registration fee, are estimates. Selling Stockholders will bear the costs of their own counsel fees and may also incur fees and expenses in connection with the resale of the Common Stock offered hereby.

               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court. Article EIGHTH of the Company's Restated Certificate of Incorporation as currently in effect provides that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article EIGHTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article EIGHTH permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Company and such rights may be equivalent to, or greater or less than, those set forth in Article EIGHTH.

     Article V, Section 1 of the Company's By-Laws provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

                                ITEM 16. EXHIBITS

4.1 Restated Certificate of Incorporation of the Company, as amended by Certificate of Amendment filed on May 17, 1996. Filed as Exhibit 3.1 to the Company's Form 10-Q for the quarter ended June 30, 1996, Commission File No. 0-21134, and incorporated herein by reference.

4.2 By-Laws of the Company. Filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.3       Specimen Stock Certificate for Common Stock, $.01 par value. Filed as
          Exhibit 4.1 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.4 Warrant Agreement to Purchase Class D Convertible Preferred Stock dated August 1, 1991, issued to Comdisco, Inc. Filed as Exhibit 4.2 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.5 Warrant Agreement to Purchase Class D Convertible Preferred Stock dated September 11, 1992, issued to Comdisco, Inc. Filed as Exhibit
          4.3 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.6 Form of Warrant to Purchase Class F Convertible Preferred Stock dated September 15, 1992 and Schedule of Holders. Filed as Exhibit 4.4 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.7 Form of Warrant to Purchase Common Stock dated December 16, 1992 and Schedule of Holders. Filed as Exhibit 4.5 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.8 Warrant to Purchase Common Stock dated January 5, 1993, issued to Tucker Anthony Incorporated. Filed as Exhibit 4.6 to the Company's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.9 Warrant to Purchase Common Stock dated as of February 17, 1994, issued to D. Blech & Company, Incorporated. Filed as Exhibit 4.6 to the Company's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.10 Warrant Agreement dated February 17, 1994 between the Company and D. Blech & Company, Incorporated. Filed as Exhibit 4.7 to the Company's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.11 Warrant to Purchase Common Stock dated as of April 1, 1994, issued to Hambrecht & Quist Guaranty Finance, L.P. Filed as Exhibit 4 to the Company's Form 10-Q for the quarter ended March 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.12 Warrant to Purchase Common stock dated as of September 11, 1995, issued to Oppenheimer & Co., Inc. Filed as Exhibit 4.10 to the Company's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

4.13 Form of Warrant Agreement between the Company and Commonwealth Associates. Filed as Exhibit 4.11 to the Company's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.


5.1 Opinion of Palmer & Dodge LLP. Previously filed as the same-numbered exhibit to the initial filing of this registration statement.


23.1 Consent of Coopers & Lybrand L.L.P., independent accountants. Filed herewith.

23.2      Consent of Palmer & Dodge LLP (included in Exhibit 5.1).


24.1 Power of Attorney (included in the signature page hereto). Previously filed as the same-numbered exhibit to the initial filing of this registration statement.

                              ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

         provided, however, that no filing will be made pursuant to paragraph
(a)(1)(i) or (a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on September 20, 1996.


                                      PROCEPT, INC.



                                      By: Stanley C. Erck*
                                         -------------------------------------
                                         Stanley C. Erck
                                         President and Chief Executive Officer



                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Procept, Inc., hereby severally constitute and appoint Stanley C. Erck, Michael J. Higgins, Peter Wirth and Lynnette C. Fallon, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                Title                                  Date
       ---------                                -----                                  ----

  Stanley C. Erck*                       Director and
- -------------------------------      Principal Executive Officer                 September 20, 1996
Stanley C. Erck


 /s/ Michael J. Higgins              Principal Financial Officer
- -------------------------------    and Principal Accounting Officer              September 20, 1996
Michael J. Higgins


  Nancy S. Amer*                            Director                             September 20, 1996
- -------------------------------
Nancy S. Amer


  James H. Cavanaugh, Ph.D.*                Director                             September 20, 1996
- -------------------------------
James H. Cavanaugh, Ph.D.


  Zola P. Horovitz, Ph.D.*                  Director                             September 20, 1996
- -------------------------------
Zola P. Horovitz, Ph.D.




 Max Link, Ph.D.*                          Director               September 20, 1996
- --------------------------------
Max Link, Ph.D.


 Ellis L. Reinherz, M.D.*                  Director               September 20, 1996
- -------------------------------
Ellis L. Reinherz, M.D.



* /s/ Michael J. Higgins
- --------------------------------
  By: Michael J. Higgins
      Attorney-in-Fact

